FREE WRITING PROSPECTUS Dated March 25, 2022	Filed Pursuant to Rule 433 Registration No. 333-263473 Registration No. 333-263473-01

*Full Pricing* Carvana Auto Receivables Trust 2022-P1 (CRVNA 2022-P1)

ACTIVE BOOKRUNNERS (A-1 -N) : Citi (str), Deutsche Bank, Wells Fargo

ACTIVE BOOKRUNNERS (R) : Citi (str), Baird, Credit Suisse

PASSIVE BOOKRUNNERS (A-1 -N) : BNP Paribas, Credit Suisse, Santander

CO-MANAGER : Baird

Anticipated Capital Structure:

CLS	AMT (MM)			Offered (MM)			WAL*		P.WIN*	Exp.Ratings (S/K)	E.FNL	L.FNL	BENCH	Lnch	Yld	Cpn	Price
A-1		$146.000			$138.700		0.23		01-06	A-1+/K1+	09/22	04/23	IntL	30	1.21833%	1.21833%	100.00000
A-2		$324.000			$307.800		1.05		06-21	AAA/AAA	12/23	05/25	EDSF	79	2.821%	2.57%	99.75855
A-3		$324.000			$307.800		2.39		21-39	AAA/AAA	06/25	02/27	IntS	100	3.590%	3.35%	99.51206
A-4		$149.350			$141.882		3.70		39-52	AAA/AAA	07/26	02/28	IntS	110	3.758%	3.52%	99.27983
B		$31.710			$30.124		4.40		52-55	AA/AA+	10/26	02/28	IntS	155	4.198%	3.00%	95.33538
C		$32.230			$30.618		4.74		55-60	A/A+	03/27	04/28	IntS	180	4.440%	3.30%	95.30688
D		$24.940			$23.693		5.10		60-64	BBB/BBB+	07/27	01/29	IntS	250	5.132%	4.80%	98.75322
N		$16.250			$15.437		0.66	**	04-13**	BB/BBB	04/23	01/29	EDSF	280	4.396%	4.35%	99.99591
**R	[$	38.8280	]	[$	36.8866	]									11.77%
*	Based on 1.30 ABS Pricing Speed to 2% Call
**	Based on Case 2 assumptions outlined in the Class N OM and Certificate PPMs attached

-Deal Summary-

Rated Notes Issued Amount : $1.048bn+ *NO GROW*

Rated Notes Offered Amount : $996.054mm *NO GROW*

Settle : 03/30/2022

Delivery : DTC, Euroclear, Clearstream

Offering Format : A-1 - D: Public | N and R: 144A/Reg S

First Pay Date : 04/11/2022

ERISA : A-1- D: Yes | N and R: No

Exp. Ratings : S/K

Min Denoms : A-1 - D: $1k x $1k | N: $750k x $1k | R: 2k x 1 Unit

BBG Ticker : CRVNA 2022-P1

Active Bookrunners (A-1- N) : Citi, Deutsche Bank, Wells Fargo

Active Bookrunners (R) : Citi, Baird, Credit Suisse

Passive Bookrunners (A-1 - N) : BNP Paribas, Credit Suisse, Santander

Co-Manager : Baird

B&D : Citi

-Available Information-

*	Preliminary Prospectus, Preliminary Class N OM, Preliminary Certificate PPM, FWP, CDI File and SSS File (attached). Investor presentation and performance data file are available on DealRoadshow
*	Intex Deal Name: xCVAR22P1 / Password: BUXJ

-CUSIPS-

A1: 14688DAA9 / A2: 14688DAB7 / A3: 14688DAC5 / A4: 14688DAD3 / B: 14688DAE1

C: 14688DAF8 / D: 14688DAG6 / N: 14688DAH4 / R: 14688DAM3

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.